FORM OF
                               SERVICES AGREEMENT


         THIS SERVICES AGREEMENT (the "Agreement"), dated as of ____________ 2004, is made between ASA (BERMUDA) LIMITED, a Bermuda corporation ("ASA"), and LGN ASSOCIATES ("LGN").

         WHEREAS, ASA, a registered investment company under the Investment Company Act of 1940 with its office in Buffalo, New York, is required by the Securities and Exchange Commission (the "SEC"), among other matters, to maintain certain records in the United States and to provide certain services to its shareholders living in the United States; and

         WHEREAS, ASA desires that LGN provide the services hereinafter set forth on ASA's behalf and is willing, upon the terms and conditions set forth in this Agreement, to make such appointment; and

         WHEREAS, LGN desires to perform those services for ASA in the United States;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, ASA and LGN hereby agree as follows:

         Section 1. DELEGATION TO LGN; ACCEPTANCE OF APPOINTMENT. ASA hereby delegates to LGN the responsibility for furnishing the services described in
Section 2 hereof (the "Services"), for the period and on the terms and conditions set forth in this Agreement. LGN hereby agrees during such period, at its own expense, to render, or arrange for the rendering of, the Services, and to assume the obligations herein set forth for the compensation provided for herein. LGN may assign to any firm that he controls the responsibility to perform any or all of the Services, but such assignment shall not relieve its responsibility to perform under this Agreement.

         Section 2. SERVICES. LGN shall perform (or arrange for the performance of) the clerical services which the SEC requires ASA, or ASA deems appropriate, to perform in the United States and services for ASA's shareholders that ASA shall from time to time request.

         LGN shall report to ASA at the quarterly Board of Directors' meetings concerning its performance of obligations hereunder and shall furnish recommendations with respect to such other clerical aspects of the business and affairs of ASA as LGN shall determine to be desirable. LGN shall also confer with the officers of ASA as they request, at such time and in the manner requested by ASA.

         LGN will, if requested by ASA, perform the following services: oversee all shareholder relations and communications in the United States, including shareholder reports and statements and annual reports; respond to requests for information from shareholders, regulatory authorities, ASA, its Board of Directors and service providers of ASA; co-ordinate with the various service

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providers and agents of ASA in the United States, including ASA's custodian, transfer agent, counsel, fund accountant, independent accountant and others; assist in the preparation for meetings of ASA's Board of Directors, and any committee meetings of the Board, including travel arrangements, arrangements of functions and activities; maintain duplicate books of records of ASA for so long as ASA requests that this function be performed in the United States; arrange for or oversee payment of dividends and payroll taxes in the United States; disseminate NAV information to shareholders and others; ensure compliance with all regulatory requirements, including arranging for all required regulatory filings; and oversee the accounting functions of ASA in the United States.

         Services to be rendered by LGN pursuant to this Agreement shall also include its assistance as is necessary or as has been requested by ASA to effect an orderly transition in the event that ASA determines to terminate this Agreement and select another person or persons to render the services contemplated by this Agreement. Such assistance would include, without limitation, transferring the books and records of ASA and contacting other service providers and agents of ASA to effect the orderly transition of ASA's business.

         Section 3. COMPENSATION OF LGN. Subject to the termination of this Agreement, as describer in Sections 9 and 10 below, ASA shall pay to LGN an annual fee of $_______ (the "Services Fee"), payable monthly in advance for furnishing the Services. During the term of this Agreement, the Services Fee shall be as follows:

         (a) The first year's Service Fee of $_________ shall be paid in twelve
             (12) installments on the first day of each month beginning ___________ 2004, with the first installment being $_________ and each of the next eleven (11) installments being $________.

         (b) The Services Fee for each subsequent year of this Agreement shall also be paid in (12) installments on the first day of each month. The installment to be paid on _______________ of each year shall be $_________; each of the remaining eleven (11) installments shall be $_________.


         Section 4.  ALLOCATION OF CHARGES AND EXPENSES.

         (a) SERVICES EXPENSES. LGN assumes responsibility for and shall bear the expenses involved in providing the Services.

         (b) OTHER EXPENSES. All other expenses of ASA, including, without limitation, the following, shall be paid by ASA: (i) taxes, if any, of ASA; (ii) fees and expenses of outside auditors and counsel for ASA; (iii) fees and expenses of consultants or other professionals rendering services to ASA; (iv) custodian fees; (v) registrar and transfer agent fees; and (vi) any extraordinary expenses.


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         Section 5. LIMITATION OF AUTHORITY OF LGN. LGN shall for all purposes herein be deemed to be an independent contractor and, unless otherwise expressly provided for or authorized, shall have no authority to act for or represent ASA in any way or otherwise be deemed an Agent of ASA.

         Section 6. LIMITATION OF LIABILITY OF LGN. Neither LGN nor any of its employees or agents shall be liable to ASA for any loss or damage incurred by reason of any act or omission based upon errors of judgment, or other fault, or for any loss arising out of any act or omission pursuant to this Agreement, or for the negligence, dishonesty, or bad faith of any employee or agent of LGN selected by LGN with reasonable care so long as the person against whom liability is asserted acted in good faith and in a manner reasonably believed by such person to be within the scope of its authority and in the best interests of ASA.

         Section 7. INDEMNIFICATION. ASA shall indemnify LGN and its employees and agents (collectively referred to for purposes of this Section 7 as the "Indemnitee") against all expenses (including attorneys' fees, judgments and amounts paid in settlement) actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding against the Indemnitee or by, against or in the right of ASA to which ASA was or is a party, or is threatened to be made a party, involving an alleged cause of action for damages arising out of, or in any way related to or connected with, the business or internal affairs of ASA, if, in the transaction giving rise to such action, suit or proceeding, the Indemnitee acted in good faith, without gross negligence and in a manner reasonably believed to be in the best interests of ASA. ASA may pay the expenses incurred by the Indemnitee in defending a civil or criminal action in advance of the final disposition of such action, provided the Indemnitee undertakes to repay such expenses if the Indemnitee is adjudicated not to be entitled to indemnification.

         Section 8. ACTIVITIES OF LGN. The furnishing of Services to ASA shall not be deemed to be the exclusive engagement of LGN, and LGN shall be free to render services to others.

         Section 9. TERM OF AGREEMENT; TERMINATION. This Agreement shall become effective as of the date first written above for a term of three years, and thereafter shall be annually renewed without notice by either party. This agreement may be terminated at any time by ASA, or by LGN, on ninety (90) day's prior written notice to the other party, except that ASA may not terminate this Agreement without cause during the first yea of its effectiveness. This Agreement will also terminate automatically upon the death, permanent insanity or incapacity, retirement, resignation or final adjudication as a bankrupt, of LGN.

         If, during the second or third year of this Agreement, ASA terminates this Agreement without cause, ASA shall pay an early termination fee (a "Termination Fee"), which shall be payable immediately in a lump sum. The Termination Fee shall be calculated as being $41,667 times the number of whole months remaining in the original three years of this Agreement. No Termination


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Fee will be payable in the event that LGN terminates this Agreement, ASA terminates this Agreement for cause or this Agreement is terminated automatically. For purposes of this Agreement, "for cause" shall mean actions, errors or omissions that amount to bad faith recklessness or gross negligence by LGN or its employees or agents in connection with the rendering of services by LGN or others pursuant to this Agreement.

         Section 10. ORDERLY TRANSITION. In the event that this Agreement is terminated and ASA enters into an agreement with another person or persons to render the services contemplated by this Agreement but, despite LGN's best efforts, transition of such business to such person or persons has not been completed by the termination of this Agreement, LGN agrees that it shall at that time negotiate with ASA in good faith to render assistance in order to ensure the continuation of administrative and other services to the Fund.

         Section 11. NOTICES. All notices required under the terms and provisions hereof shall be effective, if sent by airmail (in the case of internationals delivery) or first class U.S. mail (in the case of domestic delivery), five business days after being deposited in the mails certified with appropriate postage prepaid or, if delivered by hand or sent by telegram, cable, telecopier or telex, when received, or when the sending party has received confirmation of such delivery; and, all notices shall addressed:


IF TO ASA:                       11 Summer Street, 4th floor
                                 Buffalo, New York 14209

IF TO LGN:

         By hand:                140 Columbia Turnpike, 2nd floor
                                 Florham Park, New Jersey 07932

         By mail:                P.O. Box 269
                                 Florham Park, New Jersey 07932
                                 Telecopier/Fax: (973) 377-5331

or at such other adders as any party may from time to time designate in writing to the other party.

         Section 12. AMENDMENT OF THIS AGREEMENT. This Agreement may be amended only by an instrument duly signed by the parties hereto.

         Section 13. COUNTERPARTS. This Agreement may be executed by the parties hereto an separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument.

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         Section 14. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


                                  ASA LIMITED


                                  By: ____________________________
                                      Name: Robert J.A. Irwin
                                      Title: Chairman of the Board


                                  LGN ASSOCIATES


                                  By: _____________________________
                                      Name: Lawrence G. Nardolillo





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